February 5, 2025

VIA EMAIL
Barrett Garrison

Dear Barrett,

This letter sets forth the substance of the separation agreement (the “Agreement”) that Digital Turbine Media, Inc. (the “Company”) is offering to you to aid in your employment transition. You and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”.
1.Separation. Your last day of work and employment with the Company will be February 5, 2025 (the “Separation Date”), which is the “Termination Date” as such term is defined in the Employment Agreement, dated as of August 31, 2016, by and among you and Digital Turbine, Inc. (as amended, including the Amendment to Employment Agreement, dated September 7, 2018, the “Employment Agreement”). Parties agree that you shall provide advisory services to the Company and its affiliated entities, as set forth in Section 2 hereunder.
2.Advisory Services.
2.1 During the Advisory Term (as defined in Section 2.2 below), you shall provide, as an independent consultant, strategic advisory services to the Company relating to the Company’s transformation initiatives, CFO transition, and other matters requested by the Company from time to time (“Advisory Services”). You have no authority to bind or obligate the Company by contract or otherwise. You shall not make any representation or warranties to anyone with respect to any negotiation, contract or otherwise without the Company’s prior written authorization.
2.2 Advisory Term. The Advisory Services shall be performed during a period beginning on February 6, 2025 and ending on May 31, 2025 (the “Advisory Term”), unless terminated beforehand as follows: (a) either Party may terminate the Advisory Services for convenience by a fifteen (15) day prior written notice, (b) upon you accepting and starting a full-time employment position with a company, or (c) the Company may terminate this Agreement forthwith, for Cause (as defined hereunder), without advance notice and without derogating from any other remedy to which the Company may be entitled. A termination for “Cause” is a termination due to: (i) any act committed by the you against the Company or any of its affiliated entities which involves fraud, willful misconduct, gross negligence or refusal to comply with the reasonable, legal and clear written instructions given to you by the Company action that do not violate this Agreement; (ii) any unreasonable delay in the performance of the Advisory Services, or (iii) your material breach of this Agreement.
2.3 Advisory Fee. During the Advisory Term and in consideration of your provisioning of the Advisory Services, Company shall pay you a monthly consulting fee in the total sum of $20,000 (twenty thousand dollars) (“Consulting Fee”). The Consulting Fee hereunder will be paid with respect to the preceding month, within ten (10) days following the end of such month. The Company may withhold from payments hereunder any and all amounts as may be required from time to time under the applicable law and regulations. You will bear full responsibility for all tax obligations relating to such payments. If the Advisory Term is terminated in the middle of the month for whatever reason, the monthly Consulting Fee shall be paid in total for the month. In addition, the full monthly Consulting Fee will be paid for the month of February.

2.4 Permitted Activities. Without derogating from your obligations under Section 8 of the Employment Agreement, which shall continue to apply during the Advisory Term, you further agree that during the Advisory Term you will not engage in, establish, or in any manner whatsoever become involved with, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, with any of competitors of the Company or its affiliated entities in the mobile ad tech industry. Subject to the foregoing, you may obtain full-time employment from another company, provided such employment does not hinder your Advisory Services and as long as you continue to provide the Advisory Services.
3.Accrued Salary. On the Separation Date, the Company will pay you all accrued wages earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.
4.Benefits. Your health insurance benefits will continue as provided in Section 7(b) of the Employment Agreement and Section 5(b) below. Except as expressly provided herein, your participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses and other entitlements (as applicable), will cease as of the Separation Date.
5.Severance Benefits. Although the Company has no obligation to do so, if you (a) timely sign and return this Agreement (no earlier than the Separation Date) and return an executed copy to the Company, (b) allow this Agreement to become effective and non-revocable by its terms,
(c) remain employed by the Company through the Separation Date, (d) comply with your obligations under this Agreement and any other agreement you have with the Company, then the Company will provide you with the following benefits (the “Severance Benefits”):
a.Severance Payment. The Company will pay you in a lump sum, as severance, an amount equal to twelve (12) months’ salary in the total sum of $420,000, less applicable taxes and withholdings (the “Severance Payment”). This amount will be paid in a lump sum within ten (10) days after the Effective Date (as defined in Section 18). You acknowledge that the Severance Payment exceeds any earned wages or anything else of value otherwise owed to you by the Company.

b.Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. As an additional benefit under this Agreement, provided that you timely elect continued coverage under COBRA, then the Company shall pay COBRA premiums on your behalf until the earliest to occur of: (i) March 31, 2026; or (ii) the date you cease to be eligible for COBRA coverage for any reason; or (iii) as provided in Section 7(b) of the Employment Agreement. You must promptly notify the Company and COBRA if you obtain alternative health and welfare benefits coverage, and no later than ten (10) days after you obtain such alternative coverage. For purposes of clarity, you acknowledge and agree that the Company’s obligation to pay the COBRA reimbursement shall cease in the event you become eligible for other group health insurance coverage. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA premiums due under this Section 5, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

6.Stock Options. Under the terms of your stock option agreements and the applicable plan documents, vesting of your stock options will cease as of the expiration or termination date of the Advisory Services (“Last Vesting Date”). All stock options which have been granted to you and vested by the Last Vesting Date, may be exercisable within one hundred and eighty (180) days thereafter (the “Expiration Date”). You may exercise until the Expiration Date all stock options which have become vested through the Last Vesting Date, all in accordance with the terms of the option agreement (this means that the vesting of all stock options granted to you shall discontinue on the Last Vesting Date, and all stock options vested through such date may be exercised by you until the Expiration Date), and all unvested stock options on the Last Vesting Date shall thereupon terminate and you shall have no further rights with respect thereto. For the purposes of clarity, any stock options not exercised by you under this Section 6 by the Expiration Date, shall expire without further notice or obligation. You acknowledge and agree that any decisions to exercise such stock options are subject to the taxation rules established by the relevant tax authority and taxes on such exercise are and remain your sole responsibility.
7.RSUs. Under the terms of your RSU (Restricted Stock Unit) agreements and the applicable plan documents, vesting of your time-vesting RSUs will cease as of the Last Vesting Date. The time-vesting RSUs that are not vested at the Last Vesting Date shall be forfeited and you shall have no right to receive the underlying shares of common stock. Your vested RSUs, reduced for personal withholding taxes if applicable, will become distributable immediately upon the Last Vesting Date, at the next available settlement date, which is usually on or around the 20th of each month.

8.PSUs. Under the terms of your PSU (Performance Stock Unit) agreements and the applicable plan documents and Section 7(b) of the Employment Agreement and this Section 8, you will be entitled to acceleration of vesting of such number of PSUs that have been granted to you but which are unvested as of the Last Vesting Date , determined, for each then outstanding granted but unvested PSU, by multiplying the PSUs that you would have received at each applicable “Target” level of performance, by a fraction, the numerator of which is the number of calendar months elapsed from the Grant Date of the applicable grant of PSUs through the Last Vesting Date, and the denominator of which is 36 months; provided that if the Company were to terminate the Advisory Services prior to May 31, 2025 pursuant to Section 2.2(a) above, then the number of PSUs subject to such accelerated vesting shall be calculated above using May 31, 2025 rather than the Last Vesting Date. The vested PSUs determined and calculated based on the calculation in the prior sentence as of the Separation Date shall be transferred into your account within ten (10) days following the Separation Date and any remaining PSUs that vest based on the calculation in the prior sentence shall be transferred into your account within ten (10) days following the Last Vesting Date.

9.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the Consulting Agreement, you have not earned and will not receive from the Company any additional compensation (including salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, the Termination Benefits as defined in the Employment Agreement, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

10.Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all unreimbursed business expenses that you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11.Systems Access and Return of Company Property. Upon the expiration or termination of the Advisory Services, your Company email and systems access will be turned off. Within five (5) days after the expiration or termination end of your Advisory Services (or sooner if requested by the Company), you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe requested above. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the Separation Date (or sooner if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.

12.Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information; Non-Solicitation and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, and Sections 8 and 21 of the Employment Agreement and the Company’s Compensation Recoupment Policy. For the avoidance of doubt, notwithstanding any other provision herein, you acknowledge and agree that your Confidential Information; Non-Solicitation and Invention Assignment Agreement survives the execution of this Agreement.

13.Confidentiality. Except as otherwise expressly provided herein and to the fullest extent permitted by law, absent prior express written approval and permission of the Chief Executive

Officer of the Company, you agree to keep confidential and not make public or reveal to any person, firm, corporation, association, partnership or entity of any kind whatsoever, including, without limitation, any current, former or future employees or agents of the Company or any of its affiliated, subsidiary or parent companies or their current, former or future employees or agents any information regarding the terms or existence of this Agreement, including, without limitation, the payment(s) you are receiving under the Agreement. This confidentiality proscription shall not apply to: (i) you providing any such information to your immediate family, attorney, accountant, tax consultant and/or the duly designated taxing authorities of the United States of America and/or any state; or (ii) any disclosures compelled by law (after notice to the Company within a reasonable period for making an objection to such disclosures). In the event that you reveal any material terms of this Agreement to the limited extent permitted in this Paragraph 11 or elsewhere in this

Agreement, you shall instruct the recipient of such information that this is a private, confidential agreement and that the terms of this Agreement may not be revealed to any other person for any reason whatsoever.

14.Non Disparagement. Except as otherwise expressly provided herein and to the fullest extent permitted by law, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
Notwithstanding the foregoing, nothing contained in this Agreement is intended to or does prohibit, restrict, or prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
15.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

16.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

17.Release of Claims. Except for those obligations created by or arising out of this Agreement, and excluding only those claims that cannot be waived as a matter of law, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent, subsidiary and affiliate entities and their directors, officers, employees and shareholders, insurers, affiliates, and assigns (collectively “Releasees”) from any and all claims, liabilities, wages, agreements, demands and causes of action, attorneys’ fees, expenses and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement (collectively, “Claims”). This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including overtime, salary, bonuses, commissions, vacation pay, holiday pay, paid sick time, expense reimbursements, severance pay, back pay, front pay, penalties, life insurance, health or medical insurance or any other fringe benefits, stock, stock options, restricted stock options, performance stock options, any other ownership interests in the Company or compensation of any kind including any such claims arising under federal or state law; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Equal Pay Act, the Family and Medical Leave Act of 1993 (“FMLA”), the California Labor Code (as amended) (as applicable), the California Family Rights Act (as applicable), the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended) (as applicable) or any other federal, state or local statute, ordinance or regulation or constitutional, contract, tort or common law theory which you ever had, now have, or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement (as defined in Section 18 below). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. In addition, nothing in this Agreement shall affect (i) any vested interest you may have in the Company’s 401(k) or other retirement plan(s) (if any); (ii) any rights you may have under COBRA; or (iii) any claims that cannot be waived by law.

▪You represent and warrant that you have brought no complaint, claim, charge, action or proceeding against the Company in any jurisdiction or forum, nor will you, from the date of signing forward, unless compelled by law, advise, aid or encourage any person or entity to bring a claim against (i) the Company or (ii) any other Releasees, and will not assist any person or entity in connection with any such claim unless required by legal process or applicable law. Nothing in this Agreement, however, shall restrict your ability to testify truthfully in any suit, hearing, or investigation which you have not personally commenced provided that such testimony is compelled by subpoena or other operation of law.
▪Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of your Claims.

18.ADEA Release. You expressly acknowledge and agree that you are knowingly and voluntarily waiving and releasing any rights you have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), which have arisen on or before the date you execute this Agreement (the “ADEA Release”). You expressly acknowledge and agree that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner) and any changes to this Agreement, material or otherwise, do not restart or extend the 21- day consideration period; (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

19.Protected Rights. You understand that nothing in this Agreement limits your ability to respond truthfully to a valid subpoena, file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department (as applicable), the U.S. Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation without notice to the Company. The Company’s prior authorization shall not be required to make any reports or disclosures to Government Agencies under this Paragraph 17 and you are not required to notify the Company that you have made such reports or disclosures. While this Agreement does not limit your right to receive an award for information provided to the U.S. Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
20.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act (as applicable), or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
21.Miscellaneous. This Agreement, including its exhibits, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of laws principles. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable provided, however, that if a court of competent jurisdiction or an arbitrator holds that any of the release-related provisions contained in Section 3 of this Agreement are illegal, invalid, or unenforceable, then this Agreement shall become null and void, and the payments paid pursuant to Section 3 above shall be returned to Company within fifteen (15) calendar days. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile or other electronic signatures will suffice as original signatures. You shall indemnify Releasees against any loss or liability whatsoever, including all court costs and attorneys’ fees, caused by any action or proceeding which is brought with respect to any Claim, except as otherwise provided under the ADEA and/or the Older Workers Benefit Protection Act.

22.Notices. All notices required or permitted by the terms of this Agreement shall be sufficient if given in writing and delivered personally, by facsimile, email or by certified mail or courier service, requiring written acknowledgement of receipt, to the following addresses for the persons or entities listed:

For COMPANY:
Angeline Tucker Chief People Officer 110 San Antonio St. Austin, TX 78701

For EMPLOYEE: Barrett Garrison
If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.
We wish you the best in your future endeavors. Sincerely,
Digital Turbine Media, Inc.

By: Angeline Tucker
Chief People Officer

THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
I hereby declare and affirm that I have read the foregoing Agreement and understand and acknowledge the significance and consequence of it and execute it voluntarily with full understanding of its consequences.

/s/ Barrett Garrison
BARRETT GARRISON

Date: 02/05/2025

EXHIBIT A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT